Exhibit 99.02

STIPULATED FACTS AND REMEDIES

A.
The Signatories stipulate to the following facts and recitations of law. FERC Staff asserts that some or all of the legal provisions may have been violated by EPE. EPE asserts that it has not violated any of these provisions. In the interest of settlement, the Signatories are making no determination regarding, and are requesting no Commission determination regarding, violation of these provisions.

1.	Under Orders No. 888 and 889, El Paso Electric Company (“EPE”) was required to separate its transmission and wholesale marketing operations on January 3, 1997.

2.
At that time, EPE had difficulty hiring employees to serve as marketers in the new division. As a result, EPE decided that, rather than hire a full-time staff to perform the function, an alliance with a large power marketer would best serve the Company’s needs. After discussing the issue with several such marketers, EPE decided to enter into an agreement with Enron Capital and Trade, Inc. (“ECT” or “Enron”).

3.
On January 16, 1997, the parties executed a “Power Consulting Services Agreement.” The PCSA stated that ECT would serve “as EPE’s consultant to advise EPE with respect to certain aspects of its wholesale and retail power supply obligations.” The PCSA created three primary responsibilities for Enron to perform:

a.	Enron would perform the traditional economic dispatch analysis to minimize the marginal cost of serving the total electric load of EPE.

b.
During normal business hours – defined as from 7:00 a.m. to 3:00 p.m. or 7:30 a.m. to 3:30 p.m. – Enron would make recommendations regarding fuel and electricity purchases and sales to EPE’s power supply group headed by Pedro Serrano, Jr. Mr. Serrano served as Assistant Vice President of Resource Planning and Contracts for EPE. EPE retained responsibility for conducting prescheduling activities, including volume and pricing parameters. Enron assisted in performing prescheduling functions for EPE, including some day-ahead preschedule sales.

c.
During non-business hours – defined as from 3:00 p.m. to 7:00 a.m. or 3:30 p.m. to 7:30 a.m. – ECT would make real-time changes to energy schedules after contacting EPE’s dispatchers. EPE’s dispatchers could reject such schedules for reliability reasons. In practice, Enron operated

EPE’s real-time trading desk during these hours and on weekends. As a result, Enron operated EPE’s real-time functions approximately seventy-five percent of the time. During these hours, EPE’s marketing division forwarded its phone lines to Enron’s twenty-four hour trading operations. To provide operating and reliability parameters for Enron’s guidance in the performance of the real-time function, EPE submitted data to Enron on a daily basis.

4.	Services under the PCSA were performed by Enron Power Marketing Inc. (“EPMI or “Enron”), a subsidiary of ECT. As a real-time power marketer, EPMI was a direct competitor with EPE’s marketing division.

5.
As initially executed, EPE paid Enron by a combination of fixed fees and incentive-based profit sharing determined by cost savings EPE realized by Enron’s performance in comparison to several benchmarks established by the parties. The fixed fee entailed a lump-sum payment of $24,000 for the initial term of the agreement and $8,000 per month thereafter.

6.	The PCSA was amended effective July 1, 1997 to provide that EPE would thereafter compensate Enron with a flat monthly fee of $15,000.

7.
EPE is located at the far eastern edge of the Western Electricity Coordinating Council and is interconnected with the Southwest Power Pool via a direct current tie with Southwestern Public Service Company. EPE is not interconnected with the Electric Reliability Council of Texas.

8.
EPE owns an undivided 600 MW interest in the Palo Verde Nuclear Generating Station located near Phoenix, Arizona, and an undivided 104 MW interest in the Four Comers Generating Station located near Farmington, New Mexico. EPE does not own transmission facilities between (a) Palo Verde or Four Corners and (b) the state of California. The California Independent System Operator (“CAISO”) can take delivery at Palo Verde.

9.
As a party to the WSPP Agreement, EPE’s tariff authorizes it to make sales in the western market either at a price up to its projected incremental cost plus $21.11/MWh or pursuant to its market-based rate authority.

10.	EPE’s sales of wholesale electricity delivered to the CAISO constituted less than 0.3 percent of the total energy delivered through the CAISO during 2000 and 2001.

11.	a. From January 17 through July 1, 1997, EPE paid Enron in part through an incentive savings-sharing mechanism based on Enron’s performance under the contract, which was thereafter replaced by a $15,000 per month flat fee through December 2001. From July 1999 through December 2000, Enron also received 25 cents per MWh for all California Power Exchange (“Cal PX”) day-ahead sales. From July through December 2001, Enron received 25 cents per MWh for all third-party schedules and a percentage of margins derived from supplemental sales and the sale of ancillary services. During the course of the agreement, EPE, without Commission approval, allowed Enron to dispose of the output of certain generation assets, in transactions governed by Commission-approved tariffs, during times that Enron operated EPE’s real-time trading desk.

b.
Section 203(a) of the Federal Power Act prohibits a public utility from disposing of a jurisdictional facility or merging a jurisdictional facility with those of another public utility without first having secured an order from the Commission authorizing it to do so.

c.
Sections 205 and 206 of the Federal Power Act prohibit public utilities from granting undue preferences or advantage to any person with respect to any transmission or sale subject to the jurisdiction of the Commission.

12.	a. When EPE obtained its market-based rate authority from the Commission in 1999, EPE did not disclose the fact that,

in 1997, its marketing division had entered into the PCSA with Enron, which some EPE employees had referred to as an alliance with Enron. With respect to the Cal PX day-ahead market and the CAISO supplemental and ancillary services markets and subject to operating and reliability parameters, including bid templates setting forth the prices and quantities of power and ancillary services available to be submitted for bid, which EPE provided to Enron daily, EPE granted Enron discretion on how, when, and to whom Enron could buy and/or sell power on EPE’s behalf. With respect to all other real-time markets at Palo Verde, Four Comers and southern New Mexico and subject to operating and reliability parameters which EPE provided to Enron daily, EPE granted Enron discretion on how, when, and to whom Enron could buy and/or sell power on EPE’s behalf while Enron was running the EPE trading desk.

b.
To obtain market-based rate authority, a public utility must demonstrate through an application to the Commission that it does not have, or has mitigated, market power in generation and transmission, cannot erect barriers to entry, and has adequately protected against potential affiliate abuse or reciprocal dealing.

c.
Sections 205 and 206 of the Federal Power Act prohibit public utilities from granting undue preferences or advantage to any person with respect to any transmission or sale subject to the jurisdiction of the Commission.

d.	Order No. 888 requires transmission owners to provide open access to their transmission systems on a non-discriminatory basis through OASIS postings.

13.   a.     Beginning in July 1999 and continuing until March 2001, Enron served as EPE’s scheduling coordinator for selling to the California Power Exchange and the California Independent System Operator. These duties included prescheduling sales into the Cal PX, plus supplemental sales and ancillary services to the CAISO. As noted in Paragraph 11, EPE paid Enron a scheduling fee   of $.25 per MWh for all Cal PX day-ahead sales. For supplemental market sales and ancillary services sales made to the CAISO, EPE and Enron used a profit-sharing mechanism.

b.
To obtain market-based rate authority, a public utility must demonstrate through an application to the Commission that it does not have, or has mitigated, market power in generation and transmission, cannot erect barriers to entry, and has adequately protected against potential affiliate abuse or reciprocal dealing.

c.
Sections 205 and 206 of the Federal Power Act prohibit public utilities from granting undue preferences or advantage to any person with respect to any transmission or sale subject to the jurisdiction of the Commission.

14.   The following statements regard the provision of information by EPE to Enron:

a.
Pursuant to the PCSA, EPE provided Enron with the following information: projected and real-time load information; gas transportation contracts; gas commodity contracts; unit availability; unit heat rate curves; unit ramp rates and start-up costs; historical information regarding transmission constraints and transmission losses; reserve requirements; minimum unit operating requirements; Four Corners/Palo Verde operating agreements; unit outage schedules; Four Corners/Palo Verde marginal costs; and internal documents related to EPE’s operating guidelines for complying with the standards of conduct set forth in FERC Orders No. 888 and 889.

b.
Except for the historical information regarding transmission constraints and transmission losses, this information constituted sensitive, competitive information EPE would not want competitors, such as other marketers or utilities, to have. Some of this information was known to competitors who were co-owners of Palo Verde and Four Corners.

c.
In 1999, Enron and EPE acknowledged that the primary benefit Enron obtained from their relationship was the information it received, particularly about the generating units at Palo Verde and Four Corners. Enron may have used this information for other marketing activities unrelated to the duties it performed for EPE.

d.
The PCSA allowed Enron to gain knowledge of EPE’s operations, thereby increasing its competitive advantage over EPE. Some EPE employees acknowledged at the time that this competitive advantage was inherent in the EPE/Enron relationship formed through the PCSA.

e.
Sections 205 and 206 of the Federal Power Act prohibit public utilities from granting undue preferences or advantage to any person with respect to any transmission or sale subject to the jurisdiction of the Commission.

f.	Order No. 888 requires transmission owners to provide open access to their transmission systems on a non-discriminatory basis through OASIS postings.

15.   The following statements regard “parking” and “lending” services:

a.
In 1997, EPE provided parking services to Enron for which it received compensation. After having concerns with Enron’s performance of such services, EPE stopped performing parking. In August 1998, EPE resumed parking and also provided lending services to Enron, for which it received compensation.

b.
Only a control area can provide parking and lending services reliably. Lending activities could have impacted the Southwest Reserve Sharing Group’s members’ (including EPE’s) system reliability on occasions if Enron had defaulted on such deals by failing to perform.

c.	These parking and lending deals created a conflict of interest between EPMI and EPE.

d.	EPE is unaware if Enron used EPE’s system in such deals to “firm-up” non-firm power purchases.

e.
In 2000 and 2001, EPE provided services to Enron such as parking and lending which it did not provide to other customers. EPE did not seek a new tariff from the Commission to provide these services or to collect compensation for providing these services.

f.	EPE has provided services such as parking and lending to other customers since it ceased providing such services to Enron.

g.
EPE states that it does not know if Enron was using power it parked on EPE’s system as part of sales into California involving the provision of false or fake information by Enron. Documents provided by Enron in this investigation state that part of its “Fatboy” strategy included parking energy on EPE’s system.

h.
Sections 205 and 206 of the Federal Power Act prohibit public utilities from granting undue preferences or advantage to any person with respect to any transmission or sale subject to the jurisdiction of the Commission.

i.	Order No. 888 requires transmission owners to provide open access to their transmission systems on a non-discriminatory basis through OASIS postings.

16.   a.      When operating EPE’s real-time desk, EPMI would sometimes purchase power from EPE. As such, Enron would sell power on behalf of EPE to Enron. This allowed Enron to determine the price Enron would charge on behalf of EPE to sell to itself. EPE required such price to be consistent with the market at that time.

b.
To obtain market-based rate authority, a public utility must demonstrate through an application to the Commission that it does not have, or has mitigated, market power in generation and transmission, cannot erect barriers to entry, and has adequately protected against potential affiliate abuse or reciprocal dealing.

17.   a.      Enron used power generated by EPE in transactions that Enron has denominated as “Fatboys” and might have constituted “Ricochets.” Enron may have used these transactions to manipulate prices in California. The revenues from these transactions were subject to profit-sharing mechanisms.

b.
Sections 205 and 206 of the Federal Power Act prohibit public utilities from granting undue preferences or advantage to any person with respect to any transmission or sale subject to the jurisdiction of the Commission.

c.	Order No. 888 requires transmission owners to provide open access to their transmission systems on a non-discriminatory basis through OASIS postings.

18.
EPE does not know whether Enron may have submitted false or fake information to the Cal PX or CAISO regarding transactions involving EPE. At the time Enron was doing business with EPE, Enron informed EPE that it kept track of its supplemental sales on a “Fatboy” spreadsheet, though EPE’s understanding of the term “Fatboy” was different from that described by Enron in its December 2000 memoranda.

19.
EPE’s employees do not know whether Enron used, or could have used, power it purchased from EPE to replace power subject to price caps in California with non-capped power from outside California. EPE identified 36 transactions as part of its response to Commission Staff in Docket No. PA02-2-000 that may have been used by Enron as part of its “Ricochet” strategy whereby Enron (i) bought energy from the Cal PX and exported it to EPE, which sold the power back to Enron for a small margin, and (ii) Enron then resold the energy back to the CAISO in the real-time market.

B.
EPE will refund $14 million through a mechanism to be agreed to later or determined by the Commission. EPE hereby agrees to refund this amount upon Commission approval of this Settlement. The funds will be placed in an interest bearing account, to be controlled by a neutral entity or person, and will not be distributed until the entry of an administratively and judicially final order. If this settlement is ultimately rejected in an administratively and judicially final order, the refund plus interest will be returned to EPE.

C.
EPE and Staff agree that they will undertake reasonable efforts to obtain Commission approval of this Settlement as consistent with the public interest and will not advance any positions inconsistent with the provisions of this settlement while the agreement is pending approval. Testimony submitted by EPE and Staff in this docket will be consistent with these Stipulations, including recommendations for the remedies agreed to in this Settlement.

D.	EPE recognizes that this settlement is not binding on parties in Docket No. EL02-113-000 who do not sign it, except to the extent it is approved by the Commission. Any parties who do not support this settlement will still have the opportunity to seek whatever remedies they deem appropriate and relevant in this Docket. As a result, the signatories recognize that the Presiding Administrative Law Judge might recommend and the Commission might order additional remedies.

E.
EPE will make no sales pursuant to its market-based rate authority between December 1, 2002 and December 31, 2004. EPE will undertake this commitment upon execution of this Agreement, but is under no obligation to continue complying with this provision if this Agreement is rejected by the Commission.

F.
EPE agrees to make available for depositions current employees chosen by the Commission’s Trial Staff. The depositions will focus on whether each selected employee had knowledge that Enron was using its relationship with EPE to execute any improper trading schemes with the California markets.

G.
EPE will continue to cooperate with the Commission and its Staff with regard to any additional inquiries that involve its relationship with Enron. Such cooperation will include the production of documents not otherwise protected by the attorney-client privilege and making available its employees for depositions.

H.	When approved by the Commission, this settlement resolves, to the full extent of the Commission’s jurisdiction, all issues set for hearing in Docket No. EL02-113-000 regarding EPE’s liability.

I.	In the EL02-113 docket, the parties agree not to file motions to strike each other’s testimony on the basis that a settlement has been reached between the parties.

COMMISSION TRIAL STAFF SIGNATURE PAGE TO
STIPULATED FACTS AND REMEDIES

COMMISSION TRIAL STAFF

By:	/s/ Joel M. Cockrell

Title:	Commission Trial Staff

Date:	December 3, 2002

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EL PASO ELECTRIC COMPANY SIGNATURE PAGE TO
STIPULATED FACTS AND REMEDIES

EL PASO ELECTRIC COMPANY

By:	/s/ Walter Demond

Title:	Attorney for El Paso Electric Company

Date:	December 3, 2002

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